EXHIBIT 10.1
USA TODAY CO., INC.

2023 STOCK INCENTIVE PLAN
DIRECTOR RESTRICTED STOCK UNIT GRANT AGREEMENT
The Board of Directors or the Compensation Committee thereof (the “Committee”), as the case may be, of USA TODAY Co., Inc. (the “Company”), has approved a grant of Restricted Stock Units (“RSUs”) to you under the Company’s 2023 Stock Incentive Plan (as amended and restated from time to time, the “Plan”), as described in this Director Restricted Stock Unit Grant Agreement (this “Agreement”).

Name of Director:     [ ]

1.Grant Date:     [ ]
2.
Number of RSUs:    [ ]

Vesting Schedule:    [ ]

1.Subject to Plan. The RSUs are granted under the Plan, which is hereby incorporated by reference, and the RSUs are subject to all of the terms and conditions of the Plan. Capitalized terms not defined in this Agreement have the meanings given to them in the Plan. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Board or the Committee, shall govern.
2.Nontransferability. The RSUs may not be sold, assigned, pledged, encumbered, transferred or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. Any purported Transfer of RSUs or any economic benefit or interest therein in violation of this Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company. If any prohibited Transfer, whether voluntary or involuntary, of the RSUs is attempted to be made, or if any attachment, execution, garnishment, or lien shall be attempted to be issued against or placed upon the RSUs, your right to such RSUs shall be immediately forfeited to the Company, and this Agreement shall be null and void.
3.Vesting. The RSUs shall vest according to the Vesting Schedule set forth above; provided that, with respect to each vesting date, you remain in continuous service as a director of the Company through the applicable vesting date(s).
4.Settlement. The Company will issue to you one share of Common Stock for each RSU that has vested within approximately 30 days after the applicable vesting date(s), but in no event later than March 15th of the year following the year in which the RSUs vest. You shall have no rights of a stockholder (including voting rights or rights to distributions or dividends) with respect to the shares of Common Stock issuable pursuant to the RSUs until such shares of Common Stock are delivered to you following vesting of the RSUs.

5.Forfeiture. Subject to the provisions of the Plan and Section 4 of this Agreement, unless the Board or the Committee determine otherwise, the RSUs which have not vested on or before the date your service as a director of the Company ends for any reason shall immediately be forfeited on such date.
6.Adjustments. Pursuant to Section 11.1 of the Plan, in the event of any change in the outstanding shares of Common Stock of the Company by reason of any corporate transaction or change in corporate capitalization such as a stock split, reverse stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination, consolidation, subdivision or exchange of shares, a sale by the Company of all or part of its assets, any distribution to stockholders other than a normal cash dividend, partial or complete liquidation of the Company or other extraordinary or unusual event, the Committee shall make such adjustments to the class and number of shares subject to the Award (provided that the number of shares of any class subject to the Award shall always be a whole number), as may be determined to be appropriate by the Committee and such adjustments shall be final, conclusive and binding for all purposes.
7.Section 409A. The RSUs are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance issued thereunder (collectively, “Section 409A”), under the short-term deferral exemption described in Section 1.409A-1(b)(4) of the Treasury Regulations, and this Agreement shall be interpreted and administered consistent with such intention. Notwithstanding the foregoing, no person connected with the Plan or this Agreement, including, but not limited to, the Company, its directors, officers, agents and employees, makes any representations, commitments, or guarantees that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to the RSUs or any shares of common stock issued pursuant thereto, or that such tax treatment will apply to or be available to you. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.
8.Securities Laws Requirements. The Company shall not be obligated to issue the shares of Common Stock to you, if such transfer, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended (or any other federal or state statutes having similar requirements as may be in effect at that time).
9.Governing Law and Venue. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Agreement, the parties hereby consent to exclusive jurisdiction in the state of New York and agree that such litigation shall be conducted in the courts of Monroe County, New York or the federal courts of the United States for the Western District of New York.
10.Participant Acknowledgment. By accepting the RSUs or the shares underlying the RSUs, you agree to be subject to the terms and conditions of the Plan and this Agreement and you acknowledge receipt of a copy of the Plan, and you also agree that all decisions, determinations and interpretations of the Board, or a Committee thereof, in respect of the Plan, this Agreement and the RSUs shall be final and conclusive.

The Company has caused this Agreement to be duly executed by its duly authorized officer as of the day and year first written above.
USA TODAY Co., Inc.

                            By: ________________________________
    Name:
    Title:

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